Item 77c Series ____

To approve an Agreement and Plan of Reorganization providing for the sale of the assets of the Oppenheimer Capital Appreciation Portfolio (the Oppenheimer Portfolio) to, and the assumption of the liabilities of the Oppenheimer Portfolio by, the Jennison Growth Portfolio (the Jennison Portfolio), a series of Metropolitan Series Fund, Inc., in exchange for shares of the
 Jennison Portfolio and the distribution of such shares to the shareholders of the Oppenheimer Portfolio in complete liquidation of the Oppenheimer Portfolio.



For			96,107,812.001
Against			 4,338,344.044
Abstain			 6,691,020.249
TOTAL	               107,137,176.294

Item 77c Series ____

To approve an Agreement and Plan of Reorganization providing for the sale of the assets of the Batterymarch Growth and Income Portfolio (the Batterymarch Portfolio) to, and the assumption of the liabilities of the Batterymarch Portfolio by, the MetLife Stock Index Portfolio (the Index Portfolio), a series of Metropolitan Series Fund, Inc., in exchange for Class A shares of the Index Portfolio and the distribution of such shares to the shareholders of the Batterymarch Portfolio in complete liquidation of the Batterymarch Portfolio.


For			12,490,634.482
Against			   615,560.687
Abstain			   809,313.380
TOTAL			13,915,508.549